EXHIBIT 21.1


                          BENTLEY PHARMACEUTICALS, INC.
                              LIST OF SUBSIDIARIES



Laboratorios Belmac S.A.

Bentley Healthcare Corporation

Belmac Health Corporation

Belmac Hygiene, Inc.

Belmac Holdings, Inc.

Belmac A.I., Inc.

B.O.G. International Finance, Inc.

Belmac Jamaica, Ltd.

Bentley Pharma, Inc.

Pharma de Espana, Inc.